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                                  EXHIBIT 10.2


                              AMENDED AND RESTATED
                   ELCOR CORPORATION EMPLOYEE STOCK/LOAN PLAN
                                 (JUNE 29, 1998)


1.       PURPOSE OF THE PLAN

The purposes of this Amended and Restated Elcor Corporation Employee Stock/Loan Plan ("Plan") are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to certain Key Employees of the Company and its subsidiaries, and to promote the success of the Company's business. The Plan gives Participants an opportunity to make a long-term investment in the Common Stock of the Company. This Plan is effective June 29, 1998 and is an amendment and restatement of the Elcor Corporation Employee Stock/Loan Plan, dated May 27, 1975 (as amended, the "Prior Plan"). The terms of the Prior Plan shall continue to govern all loans granted or advanced pursuant to it prior to June 29, 1998. The terms of the Plan shall govern all loans granted or advanced on or after June 29, 1998.

2.       DEFINITIONS

         (a)      "COMPANY" shall mean Elcor Corporation.

         (b) "ELCOR STOCK PURCHASE PLAN" shall mean the Company's Employee Stock Purchase Plan, under which any employee of the Company may purchase Stock through ChaseMellon Shareholder Services LLC (or any successor administrative agent) by means of a payroll withholding election. Election can be made under the Plan to use the loan proceeds to purchase stock under the Elcor Stock Purchase Plan.

         (c) "INCENTIVE BONUS PLAN" shall mean the existing and successor Incentive Bonus Plans of the Company or a Subsidiary, as applicable to a Participant, under which the Participant may become entitled to quarterly cash distributions based on the earnings of the Company or the Subsidiary, as the case may be, as determined in accordance with the terms and provisions of such Incentive Bonus Plan.

         (d) "KEY EMPLOYEES" shall mean those salaried employees of the Company or any Subsidiary who shall have a significant favorable impact on the profitability of the Company.

         (e) "LOAN" shall mean an advance of funds pursuant to the Plan by the Company to a Participant for the purchase of Stock and creating an obligation of such Participant to the Company as evidenced by a Promissory Note.


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         (f)      "LOAN PERCENTAGE" shall mean a percentage prescribed by the
                  President or his delegate which shall be used in determining the maximum Loan Rights available to a Participant for a particular quarterly period, and which percentage shall be a percentage of the gross distribution to such Participant, if any, for such quarterly period, under an Incentive Bonus Plan. The Loan Rights determined by use of the Loan Percentage shall be in addition to the cash distribution, if any, payable to any Key Employee for such quarter under an Incentive Bonus Plan.

         (g) "LOAN RIGHTS" shall mean the right, if any, of a participant to apply to the Company for a Loan pursuant to the terms and conditions of the Plan.

         (h)      "NORMAL RETIREMENT AGE" shall mean age 62.

         (i) "PARTICIPANT" shall mean any Key Employee designated by the President or his delegates as entitled to benefits under this Plan, and which Key Employee actually does participate in the Plan by obtaining a Loan hereunder.

         (j) "PRESCRIBED EXPIRATION DATE" shall mean the one year anniversary of the notice of the Loan Rights.

         (k)      "PRESIDENT" shall mean the President of the Company.

         (l) "PROMISSORY NOTE" shall mean a promissory note executed and delivered by a Participant to the Company evidencing a Loan and which Promissory Note shall be in the form and content prescribed by the Company, shall bear interest at a rate that is sufficiently high to avoid unstated or imputed interest under the Internal Revenue Code of 1986 (or its successor), shall not be secured by a pledge of or security interest in the Stock, and shall be subject to repayment according to the terms and conditions specified in such Promissory Note and this Plan.

         (m) "STOCK" shall mean the Common Stock of the Company, $1.00 par value per share.

         (n) "SUBSIDIARY" shall mean any entity directly or indirectly controlled by the Company.

3.       DESCRIPTION OF THE PLAN

         The President or his delegate shall designate those employees of the Company and its Subsidiaries qualifying as Key Employees that will be Participants in the Plan, and will determine the Loan Percentage applicable to each Key Employee. The information shall be transmitted to the Controller of the Company who will formulate a list of those of the designated Key Employees who receive a

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         quarterly distribution under an Incentive Bonus Plan and shall calculate the Loan Rights of each Key Employee by multiplying the gross quarterly distribution for the Key Employee by the Loan Percentage. Such Key Employees who receive Loan Rights in a quarter will be notified of their respective Loan Rights, which notification shall indicate the period during which the Key Employee may apply to the Company for a Loan, including the Prescribed Expiration Date. If the Key Employee desires to apply for the Loan, on or after, but in no event later than the Prescribed Expiration Date, the Key Employee may make application, on a prescribed form, to the Company for a Loan. Upon such timely application, the Key Employee will be required to execute and deliver a Promissory Note, at which time the Company will either issue its check in the amount of the Loan, or forward the Loan proceeds to ChaseMellon Shareholder Services, or any successor agent, for purchase of Stock through the Employee Stock Purchase Plan, as indicated by the Participant. This Loan shall be used only for the purpose of having the Key Employee (or the Key Employee and his or her spouse) purchase Stock. If the Participant chooses to receive a check, it is his or her responsibility to effect a purchase of the Stock of the Company. Within six months of the disbursement of the Loan, the Participant is further obliged to furnish to the Controller of the Company evidence satisfactory to the Company that such purchase was made. If the Stock is purchased under the Employee Stock Purchase Plan by appropriate election on the Promissory Note then no additional evidence is required to be furnished by the Participant. Any Stock purchased pursuant to this Plan is the sole property of the Participant, the Company having no claim against such Stock as collateral for the Loan or for any other purpose.

         This Plan shall continue each quarter in which distributions are made under the Incentive Bonus Plan unless and until this Plan is modified or terminated. If a designated Key Employee does not receive any Incentive Bonus Plan distribution in a particular quarter, such Key Employee shall not be entitled to any Loan Rights for that quarter. During periods before their respective Prescribed Expiration Dates, Loan Rights may be accumulated by the Participant and exercised as a whole or in any part. Any Loan Rights not exercised by the Prescribed Expiration Date shall expire.

         The President may prescribe, in his sole discretion, any reasonable administrative rules for the carrying out of the terms and provisions of the Plan that are consistent with the Plan.

4.       REPAYMENT OR SATISFACTION OF LOANS

         Loans made under the provisions of the Plan shall be repaid or satisfied by the Participant on one of the following bases:

         (a) The Company will, at the end of 12 months following the date of a Loan, forgive 20 percent of the original principal amount of such Loan, together with all accrued and unpaid interest on all outstanding principal of such Loan, if the Participant has remained continuously in the employ of the Company or a Subsidiary for such year, and the Company shall continue to forgive a like 20 percent of the principal of the Loan together with all accrued and unpaid interest at the expiration of each of the

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                  next four years of continuous employment. For the purposes of this provision, each Loan at the end of any quarter shall be treated separately, i.e., if a Participant made a Loan at the end of each quarter during a year, then with continued employment there would be four separate instances of Loan forgiveness at the end of the appropriate quarters in the following year and each subsequent year of continued employment.

         (b) Upon the date of the Key Employee's retirement at or subsequent to the Normal Retirement Age, or upon his/her termination of employment with the Company by reason of death, or total and permanent disability, as determined by the Social Security Administration, the Company will forgive any amounts not yet forgiven on any Loans outstanding under the Plan, together with all accrued and unpaid interest, so long as the Key Employee has been continuously employed by the Company or a Subsidiary through such date.

         (c) If the Participant terminates employment with the Company or any Subsidiary without immediate employment by a Subsidiary or the Company, whether as a result of the Participant's or the Company's actions, the Participant shall be obligated to immediately repay to the Company any amounts still outstanding, and not yet forgiven, on all Loans under this Plan, including interest on the principal of such Loan amounts in accordance with this Plan and the applicable Promissory Note. Such repayment shall be made by the Participant no later than the last day of employment with the Company unless specific arrangements are made with the Company to pay at a later date. Any deferral of payment past the last day of employment will cause any balances due under the Loans to bear interest at a rate equal to the greater of (i) the stated interest rate in the Promissory Note and (ii) ten percent (10%) per annum until paid. It is the intent of the Company to use whatever legal means are available to insure that all balances owing the Company by terminating Participants be repaid.

5.       PARTICIPANT'S RESPONSIBILITIES

         A Participant will have unrestricted right and title to any Stock purchased by such Participant with proceeds from a Loan and, subject to any applicable restrictions under the securities laws, may at any time sell the Stock so acquired. It is the intent of the Company under this Plan, however, to provide long-term incentives. Recognizing that a Participant may have the need to sell some of his Stock for personal financial reasons, the Company believes that a Participant's sale of some of the Stock is not so inconsistent with the Company's purposes for this Plan as to frustrate the Company's intent. Accordingly, at such time as any Participant sells a cumulative amount in excess of 25 percent of the Participant's Stock holdings acquired as a result of the Plan, such 25 percent being measured on a cumulative basis, the Company may, depending on the facts and circumstances surrounding cumulative sales of Stock in excess of 25 percent, deny or reduce the amount of the Participant's Loan Rights which would otherwise be granted for one or more quarterly periods in the future. However, the Company

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         will attempt to recognize that needs of children, purchasing a new residence, unusual medical costs or expenses, and other hardship needs may qualify as acceptable reasons for selling in excess of the cumulative 25 percent limitation without affecting future Loan Rights.

6.       COMPANY'S RESPONSIBILITIES

         The Company reserves the right to modify, amend, or terminate this Plan at any time, subject only to the restriction that any Key Employee shall continue to be entitled to exercise any Loan Rights previously granted through the Prescribed Expiration Date of such Loan Rights as provided in the Plan and the Company will not modify the Loan repayment terms applicable to outstanding loans in a manner which would be adverse to a Participant having Loans outstanding without that Participant's consent.

7.       FEDERAL TAX IMPLICATIONS

         The Company or a Subsidiary shall withhold from payments of a Key Employee's compensation payable any and all amounts that are required to be withheld under federal and state law by virtue of any transaction or Loan forgiveness occurring pursuant to this Plan.


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                              QUESTIONS AND ANSWERS

                       ELCOR KEY EMPLOYEE STOCK/LOAN PLAN
                                 (JUNE 29, 1998)

The following questions and answers are provided to give Key Employees a better understanding of the operation and administration of the Loan Plan.

Q.       WHO IS ELIGIBLE TO PARTICIPATE?

A. Only those "Key Employees" of Elcor or its subsidiaries who are designated as Participants by the President of Elcor or his delegate.

Q.       WHAT DOES THE PLAN DO?

A. It provides, under certain conditions, the opportunity for periodic loans to Key Employees for the purchase of Elcor Common Stock as a long-term investment.

Q.       HOW MUCH WILL BE LOANED BY THE COMPANY?

A. Different amounts depending on the performance of both the Company and the Participant. Participants will have right to borrow amounts up to a designated percentage of each quarterly Incentive Bonus Plan payment paid to him/her, if any.

Q.       WILL THERE BE LOANS EACH QUARTER?

A. Only in those quarters where a Key Employee receives an Incentive Bonus Plan payment.

Q.       WHAT ARE THE REPAYMENT TERMS OF THE LOAN?

A. In each year of continuous employment, 20 percent of the original principal amount of each Loan, together with all accrued and unpaid interest on such Loan, is forgiven so that five years' continuous service will cause the loan to be satisfied in full. Loans, including principal and accrued interest, to the extent not forgiven, will be due upon a Participant's leaving continuing service with the Company or a related entity.

Q.       WHAT IF THE PARTICIPANT QUITS OR THEIR EMPLOYMENT IS TERMINATED?

A. The loan must be paid in cash by the final employment date. Of course, the amount due will be the balance of the loan, after deducting amounts already forgiven, with interest.


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Q.       WHAT IS THE INTEREST RATE ON THE LOAN?

A. Interest is charged according to the current "mid-term rate" published by the Internal Revenue Service at the time a loan is made. However, interest on any amounts still owed after leaving employment will accrue at the greater of the rate stated in the Promissory Note or ten percent. You can find the applicable mid-term rate in the Internal Revenue Bulletin published monthly by the Internal Revenue Service or by calling Elcor's Controller. Once the loan is made the rate will be fixed and will be stated on the promissory note evidencing the loan.

Q. WHAT IF THE EMPLOYEE RETIRES AFTER REACHING NORMAL RETIREMENT AGE, DIES, OR BECOMES TOTALLY AND PERMANENTLY DISABLED?

A.       In such instances, any amounts still owed on the loan are forgiven.

Q.       CAN THERE BE MORE THAN ONE LOAN OUTSTANDING?

A. Yes. In fact, it is possible after the Plan has been in operation for a few years to have as many as 19 loans outstanding in various stages of forgiveness.

Q.       WILL ANY LOAN NEED TO HAVE COLLATERAL OR SOMETHING PUT UP AS
         SECURITY?

A. No. All loans will be made on the employee's signature and general credit.

Q.       CAN LOANS BE USED FOR PURPOSES OTHER THAN PURCHASING ELCOR
         STOCK?

A.       No.

Q.       WILL THE STOCK BE RESTRICTED IN ANY WAY?

A. Generally not. If purchased in an ordinary broker's transaction on the New York Stock Exchange or by ChaseMellon Shareholder Services under the Elcor Employee Stock Purchase Plan, the stock will be unrestricted and generally may be sold at any time. However, at least three considerations may affect the timing and amount of a Participant's sale of Elcor Stock purchased with loans under the Plan. First, the Plan does generally require that each Participant maintain holdings of Elcor Stock equal to at least 75 percent of the total Stock cumulatively purchased under the Plan as a condition to receiving any further Loans. Second, it is unlawful for any employee of Elcor or its subsidiaries to buy or sell Elcor Stock based upon material "inside" information about Elcor (non-public information that would be important to an investor, such as undisclosed earnings, major pending transactions, outcomes of lawsuits, or other corporate information or events that have not been made public). Third,

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         certain Elcor officers are restricted as to the timing, amounts, and manner of sale of shares under Rule 144 and Section 16(b) of the federal securities laws.

Q. DOES STOCK IN THE PARTICIPANT'S ESOP ACCOUNT APPLY TOWARDS THE 75 PERCENT HOLDINGS REQUIREMENT?

A. No, because stock in the ESOP is purchased with Company, not employee, contributions and is also intended for long-term investment purposes.

Q.       WHAT HAPPENS IF MORE THAN 25 PERCENT IS SOLD?

A. Falling below the 75 percent requirement may cause the Participant to lose future loan rights. Sales in excess of 25 percent of the cumulative Stock purchased under the Plan are not consistent with the purposes for the Plan. However, where the Participant needs to sell more Stock for valid financial needs such as purchasing a home, children's education, serious illness or disability or other similar needs, the Company will consider the continuance of future loans upon application by the employee. This application should be made in the form of a letter to the President of Elcor requesting that the 75 percent maintenance requirement be waived, stating the number of shares by which holdings will fall below 75 percent and the reason for the request. All waivers of the 75 percent requirement must be approved by Elcor's President.

Q        ONCE A LOAN IS MADE, WHEN MUST THE STOCK BE PURCHASED?

A. Participants are responsible to apply the proceeds to purchases of Elcor stock. The timing may vary and may be before or after receipt of the loan. If an individual, after becoming a Participant, has previously purchased Elcor Stock with his or her own funds (and still owns the Stock), then such prior purchases could satisfy all or part of the requirements. Evidence of all purchases must be furnished to Elcor's Controller within six months of the disbursement of the loan to the Participant.

Q.       WHAT EVIDENCE WILL BE REQUIRED TO SHOW THAT THE STOCK WAS
         PURCHASED?

A. When Stock is purchased from a broker, the broker furnishes the buyer a "confirmation" which is a document showing the number of shares purchased, price, trade date and settlement date. A copy of this document will be required by the Company. If the Stock is acquired under the Elcor Stock Purchase Plan, no additional evidence is required.

Q. CAN STOCK BE PURCHASED IN "STREET NAME", I.E., WHERE THE RECORD OWNER OF THE STOCK IS THE BROKER RATHER THAN THE PURCHASER?

A. Yes, provided that, if carried in "street name" the Participant signifies in advance his or her intention to do so and furnishes at least quarterly to Elcor's Controller a copy of the monthly

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         statement from a brokerage firm. Additionally, if the Stock is purchased by ChaseMellon Shareholder Services for a Participant under the Elcor Stock Purchase Plan, the Participant may hold the Stock under ChaseMellon's name.

Q. WILL COMMISSIONS, BROKER FEES AND TRANSFER FEES COUNT AS PART OF THE COST OF STOCK?

A.       Yes.

Q.       CAN STOCK BE PURCHASED JOINTLY WITH EMPLOYEE'S SPOUSE?

A. Yes, as long as the employee is shown on the Stock certificate or brokerage statement as one of the owners.

Q.       CAN STOCK BE PURCHASED OTHER THAN THROUGH A BROKER?

A. Yes. However, in these instances, the Company should be contacted to determine what procedures should be followed to provide written support of the purchase. Also, such Stock may be "Restricted" Stock with limitations on its resale. The Stock can also be purchased through ChaseMellon Shareholder Services under the Elcor Stock Purchase Plan.

Q. IF AN EMPLOYEE IS ELIGIBLE TO OBTAIN A LOAN EACH QUARTER, IS HE OR SHE REQUIRED TO OBTAIN THE LOAN AND PURCHASE STOCK EACH
         QUARTER?

A. No. The Company recognizes that there may be times where the Participant may wish to defer the purchase of Stock to a later date, for instance if the amount of available loan is small. Each Loan Right has an expiration date one year after the date notice of Loan Rights is given to the employee.

Q.       ARE THERE ANY FEDERAL INCOME TAX CONSIDERATIONS ON THE LOAN?

A. Yes. There are federal (and state and local, where applicable) income taxes and withholding obligations payable when the Company forgives the repayment of principal or interest upon the loan. If the employee had obtained four loans in a year (one each quarter), 20 percent of each loan, along with forgiven accrued interest on the entire outstanding balance of the loan then outstanding, would be taxable in each of the next five years if the employee remains employed by Elcor or a subsidiary.

Q.       HOW WILL THESE TAXES BE PAID?


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A.       The Company will include this income in the employee's Form W-2 at each year end and in the employee's gross earnings (with applicable tax withholdings) during the year as loans are forgiven.

Q.       WHAT TAXES ARE PAYABLE ON SALE OF THE STOCK?

A. Any gain on each sale is taxable as a short-term or long-term gain, as the case may be. The gain portion is generally the total sale proceeds, net of any brokerage commissions, fees and transfer taxes, less the employee's tax basis in the Stock (what the employee paid for the Stock, including commissions, brokerage fees and transfer taxes). The fact that the employee borrowed the money to purchase the Stock has no bearing on his or her tax basis in the Stock for this purpose.

Q.       HOW IS THE LOAN OBTAINED?

A. Each quarter, Elcor's President will send a Loan Rights letter and Promissory Note to each employee eligible to obtain a loan that quarter. This letter will include the amount of the Loan obtainable, the period of time during which the loan can be obtained, and certain conditions with which the employee must comply to receive a Stock/Loan. If the employee wishes to obtain a loan, the Promissory Note accompanying the Loan Rights letter should be signed, dated and returned to Elcor's Controller. Upon receipt of the Promissory Note, the Controller will cause Elcor to issue a check to the Participant, or to send funds to ChaseMellon Shareholder Services for the Elcor Stock Purchase Plan, as the Participant directs.

Q.       CAN A PARTICIPANT BUY MORE STOCK THAN THE AMOUNT OF THE LOAN?

A. Obviously, yes. This Plan is to assist Participants in acquiring Elcor Stock but does not limit the amount of Stock that can be acquired with the employee's own funds.

Q.       IS THERE ANY RISK TO PARTICIPATING IN THE PLAN?

A. Yes. The value of the Stock purchased with a loan could decline after purchase below the amount of the loan. If you lose your employment for reasons other than normal retirement, death or disability, you will be required to immediately repay all outstanding loan amounts with interest. To maintain the integrity of the Plan, the Company may sue for any failure to promptly pay such amounts.


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